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                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]














                                                             November 21, 1996



                                  Salomon Inc

                       Registration Statement on Form S-3
                          (Registration No. 333-11881)




Dear Ladies and Gentlemen:


        We have acted as special counsel for Salomon Inc, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") relating to an indeterminate number of shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, that may be deliverable by Berkshire Hathaway Inc. ("Berkshire") upon exchange of exchangeable debt securities in an aggregate principal amount of up to $400,000,000 (the "Berkshire Exchangeable Debt Securities") to be offered by Berkshire. The Shares being registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933 (the "Act").

        In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including without limitation the following: (a) the Certificate of Incorporation, as amended, of the Company (including the Certificate of Designation (the "Certificate of Designation") relating to the 9.00% Series A Cumulative Preferred Stock of the Company (the "Convertible Preferred Stock")); (b) the By-laws, as amended, of the Company; (c) resolutions of the Board of
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Directors of the Company; (d) resolutions of the stockholders of the
Company; (e) specimen certificates for the Shares; and (f) certificates of public officials and officers and representatives of the Company.

        Based upon and subject to the foregoing, we are of the opinion that:

                (1) the Shares that are issued and outstanding on the date hereof have been duly and validly authorized and issued and are fully paid and nonassessable; and

                (2) the Shares that are issuable upon conversion of the
                    Convertible Preferred Stock, when issued and delivered to the holder thereof in accordance with the terms of the Certificate of Designation, will be duly and validly authorized and issued and fully paid and nonassessable.

        We are aware that we are referred to under the heading "Legal Opinions" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                               Very truly yours,


                                               /s/ Cravath, Swaine & Moore


Salomon Inc
   Seven World Trade Center
   New York, NY 10048